Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Appoints Industry Veteran as New CEO

PITTSBURGH, PA – July 22, 2009 - Mastech Holdings, Inc., (NYSE Amex: MHH – News), a national provider of Information Technology Staffing services, announced today that staffing industry veteran, Thomas B. Moran, has been appointed as the Company’s President and Chief Executive Officer, and Director.

In making the announcement, Mr. Wadhwani, Mastech’s Co-Chairman and interim CEO, stated that “Tom is the right executive to formulate a growth strategy which will move Mastech into the next phase of its evolution. During Tom’s tenure at Hudson Highland, the company achieved record revenues through a combination of organic growth and select acquisitions.” Commenting on the appointment, Co-Chairman Ashok Trivedi stated “We are very pleased to have someone with Tom’s industry background and proven track record to guide Mastech during these challenging, but opportunistic times.”

Tom Moran said: “I am very excited about the opportunities presented in leading Mastech. The Company is well positioned in the markets that it serves, has a scalable business model and a healthy financial position. I look forward to working with the Board of Directors and the management team to put Mastech on a path for future growth to create shareholder value.”

Mr. Moran has more than 20 years of experience in the staffing industry and has held leadership positions at several of the industry’s largest players. Prior to joining Mastech, Mr. Moran served as “CEO Partner” for Frontenac Company, Inc., a private equity firm. From 2002 to 2007, Mr. Moran was the President and CEO of Hudson Highland Group, Inc., Americas, where he built a management team that led the organization to record revenues and profits. Mr. Moran also served in various leadership roles at Robert Half International from 1995 to 2002, where he was responsible for directing and growing operations as the District President for one of their largest multi-state territories in North America.

Tom has been very involved with several different organizations within the staffing industry, as well as professional organizations within the sectors his businesses support. He will be a valuable addition to the Company and its shareholders.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497